Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Supportingsmallbusiness, Inc. (the “Company”) on Form S-1 of our report dated November 13, 2015, related to our audit of the Company’s financial statements as of December 31, 2014 and the period from inception (August 12, 2014) through December 31, 2014, which expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, which appears in this Registration Statement on Form S-1.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California

November 24, 2015